Exhibit 99

Owens-Illinois Names Thomas L. Young CFO

Toledo, Ohio, March 27, 2003 -- Owens-Illinois, Inc., (NYSE: OI) today announced that the board of directors has elected Thomas L. Young, executive vice president, to the position of chief financial officer, succeeding R. Scott Trumbull, whose retirement was previously announced.

Mr. Young, 59, has served as executive vice president - administration and general counsel since 1993. He has also served as a member of the company's board of directors since 1998. Mr. Young joined the legal department of Owens-Illinois in 1976. He was appointed assistant general counsel - general legal in 1983. In 1988, he was named general counsel of operations and was elected a vice president of the company. He was appointed general counsel and secretary of the company in 1990. The transition of Mr. Young's responsibilities as executive vice president - administration and general counsel will be announced at a later date.

A native of Los Angeles, Mr. Young received a bachelor of arts degree from St. John's College in 1966. He served in the U.S. Army from 1966 to 1969, attaining the rank of first lieutenant. Mr. Young received a doctor of jurisprudence with honors from the University of Notre Dame in 1972.
In 1985, he completed the Advanced Management Program at Harvard Business
School.

Mr. Young is a member of the board of directors of Manor Care, Inc., where he serves as Chairman of the audit committee, and a member of the compensation and governance committees. He is also a director of the Rocky Mountain Bottle Company and the General Chemical (Soda Ash) Partners. In addition, he is a trustee of the G.M.P. (Glass, Molders, Pottery, Plastics & Allied Workers International Union) Employers Retirement Trust.

Joseph H. Lemieux, Owens-Illinois chairman and chief executive officer, said, "We are delighted to have a seasoned executive like Tom Young assume the role of CFO. His in-depth knowledge of our goals and objectives, extensive experience and proven ability to handle complex issues make him an ideal candidate for this position."

Owens-Illinois is the largest manufacturer of glass containers in North America, South America, Australia and New Zealand, and one of the largest in Europe.
O-I also is a worldwide manufacturer of plastics packaging with operations in North America, South America, Europe, Australia and New Zealand. Plastics packaging products manufactured by O-I include consumer products (blow molded containers, injection molded closures and dispensing systems) and prescription containers.

Copies of Owens-Illinois news releases are available at the Owens-Illinois web site at http://www.o-i.com or at www.prnewswire.com.